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                                  [LETTERHEAD]



August 2, 1995




Mr. John L. Workman
Executive Vice President and Chief Financial Officer
Montgomery Ward Corporate Offices
535 W. Chicago Ave. - 8C
Chicago, IL  60671

Dear John:

As you will recall, one item discussed at our 2/28 Credit Marketing status meeting was the launch of the new card reissuance program and the approach to be followed in funding the marketing cost. We estimate that the cost of
reissuing 2.6MM cards will be approximately [       ]*.  It is our
understanding that the launch costs will be billed to Montgomery Ward when incurred and that such cost will be recovered over time as a result of changing the Chairman's Club APR from a fixed rate of 16.9% (or such lesser APR as may be in effect) to a 21.9% fixed rate where allowed. We agreed that the abovementioned increase in the Chairman's Club APR be deferred until 1996 with notification on or about 1/1/96 and an effective date of 3/1/96, subject to applicable change in terms notice requirement.

The incremental Chairman's Club finance charge income from the higher fixed
APR will be credited [       ]* to Montgomery Ward until the launch cost is
fully recovered.  We propose that the incremental finance charge income be
shared on a [       ]* basis following the complete repayment of the
reissuance cost. Consistent with the terms of the 5th amendment to the
Account Purchase Agreement, Montgomery Ward's [       ]* share of incremental
APRs will be incorporated into the revenue sharing "pool" and be applied against the current note due and payable by Montgomery Ward on 2/28/98 after the reissuance note has been fully repaid.

Subject to your agreement, the following terms are suggested for this program:

Timing: Reissuance of the cards in early August. Implement new Chairman's APR effective 3/1/96 (subject to applicable law).

APR: The APR will be fixed at 21.9% except in those states where the maximum rate is lower. The lower fixed rates will continue to apply to old balances with the higher APRs applying only to new purchases.

Incremental
Revenue:       [       ]* payable to Montgomery Ward until reissuance cost
               is repaid. Share [       ]* thereafter with Montgomery Ward
               share being applied against the loss sharing note.





* Confidential treatment has been requested with respect to this information.


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John L. Workman
August 2, 1995
Page 2

In order to provide the initial funding necessary to cover the reissuance
cost, GE Capital is prepared to provide a loan of [       ]* with quarterly
payments due from Montgomery Ward based upon the incremental finance charge income generated by the higher Chairman's Club APR and interest due. Any balance remaining at 12/31/97 will be due and payable at that time. Interest
will be charged at [       ]* on a quarterly basis. Interest only will be due
on the loan until the Chairman's Club APR is increased on or about 3/1/96. Quarterly payments against the loan balance will be equal to the incremental APR revenues plus interest after 3/1/96. If Montgomery Ward fails to increase the Chairman's Club APR on 3/1/96, the total loan balance will be due and payable at that time.

It is our understanding that this agreement relates to cardholders who have been approved for Montgomery Ward cards only and excludes those cardholders approved for a Electric Avenue and More or Lechmere card. Please sign below if you agree with these terms or let's discuss any required modifications.

Sincerely,

/s/ Gail Lanik                     Approval: /s/ John Workman
Gail Lanik                                   --------------------------------
                                             John L. Workman



cc:  Ricky Davis
     Al LeFevre
     Steve Currey
     Gene McCaffery




* Confidential treatment has been requested with respect to this information.